EXHIBIT 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

Linster (“Lin”) W. Fox

This First Amendment (the “Amendment”), is made and entered into as of this 3rd day of May, 2010, and is an amendment to that certain Employment Agreement (the “Employment Agreement”), dated as of August 1, 2009, between Shuffle Master, Inc., a Minnesota corporation (“the Company”), and Linster (“Lin”) W. Fox, resident of Nevada (“Employee”).  All capitalized terms used in this Amendment and not otherwise defined herein shall have the same meaning as in the Employment Agreement.

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Employee hereby agree as follows:

1.           Due to an inadvertent error, paragraph 6(a)(v) of the Employment Agreement is hereby deleted in its entirety and the following new paragraph 6(a)(v) is substituted therefore, as the new and sole operative paragraph 6(a)(v) of the Employment Agreement.

6(a)(v):  Only in the event that the Employee’s employment as the CFO of the Company were terminated within one (1) month prior to or following, (and in either case, solely because of the Change in Control event), an actual Change in Control event, and without Employee having been offered the same or a comparable position, then, in lieu of the provisions of paragraphs 6(a)(i) and 6(a)(iii) herein, the Severance amount shall be the sum of 24 months of Employee’s then monthly base salary plus the amount equal to two (2) times his Additional Compensation, all of which shall be paid over a period of 24 months from such termination, paid in equal monthly installments at the same intervals as other employees of the Company are then being paid their base salaries.  For purposes of this paragraph, “comparable position” shall mean a position where the base salary is at least equal to the base salary received by Employee in the twelve month period before the Change in Control.  For example, if there were an actual Change in Control event and the Employee were offered to remain in his CFO or a comparable position, then a termination without just cause shall not be deemed to have occurred, regardless of whether or not Employee accepts such position, and there shall be no Severance payment.  For purposes of this Agreement, a “Change in Control Event” shall mean any of the following:
a.              The Company is no longer a U.S. listed public company for a period of three (3) consecutive months;
b.              Fifty-one percent (51%) or more of the Company’s Equity is acquired by or merged with another entity or entities; or
c.              An event defined as a Change in Control in any of the Company’s employee stock plans actually closes.

2.           For clarification purposes, the Minimum Bonus of $40,000 referenced in paragraph 2(b) of the Employment Agreement is a non-refundable advance and shall be credited against any bonus which Employee may earn or otherwise be entitled to for FY2010.

3.           Except as expressly amended hereby, the Employment Agreement, as amended hereby, is hereby confirmed and ratified by the parties as being and remaining in full force and effect, according to its terms and conditions, and without any further amendments or modifications.

EMPLOYER:		EMPLOYEE:
SHUFFLE MASTER, INC.

By:	/s/ PHILLIP C. PECKMAN	/s/ LINSTER W. FOX
Linster (“Lin”) W. Fox
Its:	Chief Executive Officer

APPROVED:
SHUFFLE MASTER COMPENSATION COMMITTEE

By:	/s/ DANIEL M. WADE
Daniel M. Wade
Its:	Chairman